Exhibit 99.1

Marvel Enterprises Q1 2004 Results, 5/4/04

               MARVEL'S Q1 2004 RESULTS SURPASS EXPECTATIONS AGAIN
       - Raises 2004 Split-Adjusted EPS Guidance Range to $0.89 - $0.94 -
          - Cash Position Increases from $247 million to $292 million -

New York, New York - May 4, 2004 -- Marvel Enterprises, Inc. (NYSE: MVL), a global provider and licensor of entertainment content, today reported financial results for its first quarter ended March 31, 2004, initiated financial guidance for the second quarter of 2004, and raised financial guidance for the full year 2004. Marvel's condensed consolidated results appear in the table below.

                            Marvel Enterprises, Inc.
                    Condensed Consolidated Financial Results
                                                                             Three Months Ended
(In millions, except per share data)                                        3/31/04       3/31/03
                                                                          (Unaudited)   (Unaudited)
------------------------------------------------------------------------ ------------- -------------
Net sales                                                                    $122.3        $ 87.4
Operating income                                                             $ 57.3        $ 54.7
Income tax expense (1)                                                       $ 22.1        $ 8.2
Net income attributable to common stock                                      $ 31.2        $ 41.0
Net income attributable to common stock per share (2)                        $0.27         $0.38

(1) As anticipated, Marvel's effective tax rate increased to 41% in Q1 2004 from 16% in Q1 2003.

(2)  Reflects the effects of the Company's March 2004 3-for-2 stock split.

Marvel's Q1 2004 results continue to reflect the strength of the Company's entertainment licensing model and growing demand for Marvel-branded products and entertainment across all of its divisions. Net sales increased 40% over last year to $122.3 million, fueled predominantly by increases in the toy and publishing divisions. Consolidated SG&A increased to $32.1 million compared to the prior-year period, predominantly due to higher sharing of license revenues with motion picture studios. Operating income increased roughly 5% to $57.3 million compared to the prior-year period with expanding margins in the publishing and toy divisions off-setting a year-over-year decline in the licensing division due to a substantial video game license renewal in the first quarter of 2003. Operating margins improved from 31% in Q4 2003 to 47% in the current quarter, which is in-line with the 48% level obtained for the full year 2003 and above the guidance of 40%, which was provided in the Q4 2003 earnings release. This sequential improvement is primarily due to the increase in operating margins for the licensing division to 77% in the Q1 2004 period from 47% in the Q4 2003 period. As noted in previous public disclosures, the Company's effective tax rate has risen from 16% in Q1 2003 to a normalized rate of 41% in Q1 2004. Despite an increase in pre-tax income in Q1 2004 versus the prior-year period, due to the higher effective tax rate, net income was roughly 24% lower in Q1 2004 compared to the prior-year period.

Marvel's President and CEO, Allen Lipson, commented, "The continued success of feature films based on our portfolio of characters has generated strong demand for properties from prospective studio and other partners. At the same time, we are experiencing demand from potential licensees at levels that continue to exceed prior-year periods. International licensing activities continue to gain momentum, fueled by the global brand awareness of the Marvel Universe and our new organization that is exploiting this opportunity. Given the new business opportunities we are currently reviewing in a variety of entertainment media and in consumer product licensing worldwide, we remain confident that we can generate operating income increases of 10-20% on an annualized basis."

                            Marvel Enterprises, Inc.
                      Divisional Net Sales/Operating income
                                                                   Three Months Ended
                        (in millions)                       3/31/04                  3/31/03
                                                          (Unaudited)              (Unaudited)
Licensing:       Net Sales                              $50.1                    $49.9
                 Operating Income                       $38.5       77%          $48.7      98%
Publishing:      Net Sales                              $19.6                    $15.2
                 Operating Income                       $ 7.3       37%          $ 5.1      33%
Toys:            Net Sales                              $52.6                    $22.3
                 Operating Income                       $15.6       30%          $ 5.9      27%
                 Corporate Overhead:                 ($   4.1)                ($   5.0)
                 TOTAL NET SALES                       $122.3                    $87.4
                 TOTAL OPERATING INCOME                $ 57.3       47%          $54.7      63%


Divisional Review:

o Licensing Division net sales in the first quarter of 2004 increased slightly to $50.1 million from $49.9 million in Q1 2003. Marvel's brand consolidation strategy generated significant annual sales growth in the Apparel, Domestics and Food categories during the quarter. In addition, toy licenses in new categories generated annual growth in the toy royalty category versus the prior year period. Toy royalty and service fees from Toy Biz Worldwide, Ltd. declined to approximately $3 million in Q1 2004 from approximately $12 million in Q1 2003. Net sales in the first quarter of 2003 included roughly $18 million from the renewal and extension of a major video game license. The table below reflects these trends.

                                             Marvel Enterprises, Inc.
                                          Licensing Division Categories
                                                                          Three Months Ended
                    (in millions)                                        3/31/04      3/31/03
                  -------------------------------------------------------------------------------
                  Apparel and accessories                                     $19.7         $4.9
                  Entertainment (including studios, themed                      5.4         27.9
                  attractions and electronic games)
                  Toy Biz Worldwide Ltd.:
                    - Toy Royalties                                             2.1          5.7
                    - Toy Service Fees                                          1.2          6.7
                  Other Toy Royalties                                           6.3          3.2
                  Other (Domestics, food and other)                            15.4          1.5
                  Total                                                       $50.1        $49.9

     Overages (license revenues in excess of minimum guarantees) were approximately $7.9 million in the current quarter, compared to $7.5 million in the prior-year period. International licensing generated net sales of $3.8 million in Q1 2004 compared with net sales of $1.9 million in the prior-year period. International sales are expected to double in Q2 2004 when key contracts are anticipated to close. Q1 2004 licensing division results include approximately $8.1 million in operating income, compared to $4.8 million in Q1 2003, from Marvel's equity interest in net income from the joint venture with Sony for Spider-Man movie merchandise licensing. As previously noted, licensing division operating margins returned to a more normalized level of 77% in Q1 2004 versus 47% in Q4 2003 and 98% in the prior-year period. The decrease in the Q1 2004 operating margin versus the year-ago period is due to higher revenue sharing payments to Marvel's studio partners, resulting from a higher percentage of net sales that required a share the studio partners. The studio revenue share was roughly $15 million in Q1 2004 versus $3 million in the year-ago period.

o Marvel's Publishing Division net sales rose due to increased strength in the direct and mass markets primarily driven by a higher title count and greater demand for Marvel brands, coupled with a higher level of advertising sales. Roughly 61 comic titles per month were printed in Q1 2004 with an average circulation of over 56,500 units versus 51 titles per month at an average circulation of 55,750 units in the year-ago period. Operating margins in the division increased to 37% in Q1 2004 compared to operating margins of 33% in the prior-year period. The year-over-year margin increase reflects a higher portion of advertising income in the revenue mix in the current quarter, coupled with a lower cost structure due to improvements in distribution costs.

o Marvel's Toy Division sales increased from the prior-year period due to strong shipments of action figures and accessories based on the Spider-Man 2 movie as retailers began to put products on shelves ahead of the film's June 30 release. Sales for this product line were $44.7 million in Q1 2004 compared with sales of $8.4 million in Q1 2003. Toy division results also benefited from stronger than anticipated sales of action figures and accessories based on the Lord of the Rings film franchise, which amounted to $6.5 million in Q1 2004 compared with sales of $5.2 million in the year-ago period. Toy division operating margins for Q1 2004 improved to approximately 30% versus 27% in Q1 2003, fueled by strong sales of all product lines and limited advertising spending. The company expects operating margins to decline slightly in Q2 2004 due to a ramp up of planned advertising ahead of the release of the Spider-Man 2 movie.

o Corporate Overhead decreased to $4.1 million in Q1 2004 versus $5.0 million in the prior-year period. The company expects corporate overhead to remain consistent with the Q1 level for the remainder of 2004.

Increasing Net Cash Position:

Marvel had $292 million in cash, certificates of deposit and commercial paper at March 31, 2004, compared to $247 million at December 31, 2003. Net cash was $141 million at March 31, 2004, based on the current cash position less the $151.0 million owed to holders of 12% Senior Notes as of March 31, 2004. This compares to net cash of $96.0 million at December 31, 2003. The Company plans to call its Senior Notes in mid-June for a total consideration of approximately $160 million, eliminating this high-cost debt. Following the retirement of its Senior Notes, Marvel expects cash levels at December 31, 2004 will approximate $200 million. The Company expects to begin paying cash taxes in Q2 2004 as has been previously noted.


Marvel Character Feature Film Line-Up For 2004
(Release dates are controlled by Studio partners)
------------------------------------- -------------------------------- ----------------------------------------
Film/Character                        Studio/Distributor               Targeted Release Date
------------------------------------- -------------------------------- ----------------------------------------
The Punisher                          Lions Gate                       Released April 16, 2004
------------------------------------- -------------------------------- ----------------------------------------
Spider-Man 2                          Sony/Columbia                    June 30, 2004
------------------------------------- -------------------------------- ----------------------------------------
Man-Thing                             Fierce/Lions Gate                October 2004
------------------------------------- -------------------------------- ----------------------------------------
Blade: Trinity                        New Line Cinema                  December 10, 2004 (1)
------------------------------------- -------------------------------- ----------------------------------------

Marvel Character  Feature Film Line-Up For 2005
(Release timing is controlled by Studio partners)
------------------------------------- -------------------------------- ----------------------------------------
Film/Character                        Studio/Distributor                Status
------------------------------------- -------------------------------- ----------------------------------------
Elektra                               New Regency / Fox                 Script,  Director,  Filming  starts May '04,
                                                                        Feb. 18, 2005 release
------------------------------------- -------------------------------- ----------------------------------------
Fantastic  Four                       Fox                               Script,  Director, Filming starts August '04,
                                                                        July 2, 2005 release
------------------------------------- -------------------------------- ----------------------------------------
Iron Man                              New   Line   Cinema               Script, Slated   for   November   2005
                                                                        release
------------------------------------- -------------------------------- ----------------------------------------
Luke Cage                             Sony/Columbia                     Script
------------------------------------- -------------------------------- ----------------------------------------
The  Punisher  2                      Lions  Gate                       Writer, Director                (1)
------------------------------------- -------------------------------- ----------------------------------------

Marvel Character Entertainment Projects in Development For 2006 & Beyond
(Development and release timing is controlled by Studio partners)
------------------------------------- -------------------------------- ----------------------------------------
Film/Character                        Studio/Distributor               Status
------------------------------------- -------------------------------- ----------------------------------------
X-Men 3                               Fox                              Director, May 3, 2006 release
------------------------------------- -------------------------------- ----------------------------------------
Namor                                 Universal Pictures               Script, Slated for Summer `06
------------------------------------- -------------------------------- ----------------------------------------
Ghost Rider                           Sony                             Script, Director, Pre-production,
                                                                       Summer '06 (1)
------------------------------------- -------------------------------- ----------------------------------------
Black Widow                           Lions Gate                       Writer, Director, Slated for 2006
                                                                       release
------------------------------------- -------------------------------- ----------------------------------------
The Hulk 2                            Universal Pictures               Contract
------------------------------------- -------------------------------- ----------------------------------------
Deathlok                              Crystal Sky/Paramount            Script
------------------------------------- -------------------------------- ----------------------------------------
Spider-Man 3                          Sony/Columbia                    Director, May 4, 2007 release
------------------------------------- -------------------------------- ----------------------------------------
Black Panther                         TBD
------------------------------------- -------------------------------- ----------------------------------------
Captain America                       TBD
------------------------------------- -------------------------------- ----------------------------------------
Dr. Strange                           Dimension                        Contract
------------------------------------- -------------------------------- ----------------------------------------
Iron Fist                             Lions Gate                       Contract
------------------------------------- -------------------------------- ----------------------------------------
Nick Fury                             TBD
------------------------------------- -------------------------------- ----------------------------------------
Thor                                  TBD
------------------------------------- -------------------------------- ----------------------------------------
(1)  Represents a change from the previously supplied schedule

Financial Guidance:

Marvel Enterprises, Inc.
                                                     Initial Q2       2Q 2003      Updated 2004     Previous 2004
(in millions -  except per share amounts)          2004 Guidance      Results        Guidance       Guidance (3)       2003
                                                                    (Unaudited)                                      Results
-------------------------------------------------- --------------- -------------- ---------------- ---------------- -----------
Net sales                                           $143 - $148        $89.9        $448 - $468      $420 - $440       $348
-------------------------------------------------- --------------- -------------- ---------------- ---------------- -----------
Operating income                                     $50 - $55         $42.8        $195 - $205      $185 - $195       $167
-------------------------------------------------- --------------- -------------- ---------------- ---------------- -----------
Net income (1) (5)                                   $19 - $22         $32.7        $102 - $108      $95 - $105        $152
-------------------------------------------------- --------------- -------------- ---------------- ---------------- -----------
EPS attributable to common stock (1) (2) (4)       $0.16 - $0.19       $0.28      $0.89 - $0.94    $0.83 - $0.91      $1.34
-------------------------------------------------- --------------- -------------- ---------------- ---------------- -----------
Weighted average diluted common shares (4)             115.1           115.7           115.1            115.1         113.4
-------------------------------------------------- --------------- -------------- ---------------- ---------------- -----------
Effective tax rate                                      41%             16%             41%              41%           -1%
-------------------------------------------------- --------------- -------------- ---------------- ---------------- -----------

(1) 2003 Net income and EPS attributable to common stock includes a $31.5 million ($0.29 per diluted share) one-time, non-cash benefit from the valuation of deferred tax assets (principally net operating loss (NOL) carry-forwards).

(2) 2003 EPS attributable to common stock is net of approximately $1.2 million in preferred stock dividends.

(3) Previous 2004 guidance ranges were provided in the Company's March 2, 2004 release.

(4)  2003 EPS and shares  outstanding data have been adjusted for the March 2004
     3-for-2 stock split.

(5)  2004 Guidance  reflects an early  redemption  premium of  approximately  $9 million and  write-off of  previously  unamortized  deferred  debt costs of approximately  $3 million  associated with the planned early  retirement of the senior notes in June 2004.

Updated FY 2004 financial guidance: Marvel continues to expect that primary drivers for 2004 will include Spider-Man consumer product merchandise, increased penetration in international licensing and the on-going renewal or replacement, on improved terms, of existing licensing contracts. Year-to-date shipments of Spider-Man 2 movie toys occurred earlier and were stronger than expected. The Company believes it is premature to assume a continuance of that trend in the second half until it can assess the performance of sell-thru at retail. Second-half results should benefit from the receipt of Marvel's share of royalties derived from Spider-Man 2 box office receipts. For the year, operating margins are expected to fall in a range of 40% - 45% with margins skewing toward the higher end of this range in the second half of 2004. Net sales derived from the licensing division for the full year are expected to approximate 35% - 40% of total net sales with operating margins ranging from 70% to 80%.

Q2 2004 financial guidance: Marvel anticipates that the majority of the increase in total revenues versus the first quarter of 2004 will occur in the toy division as retailers have recently increased near-term orders of Spider-Man 2 movie toys. Operating margins for the company should decrease slightly versus the first quarter of 2004 due to higher SG&A levels in the toy and licensing divisions and then operating margins should increase in subsequent quarters towards the 40% - 45% normalized range. Marvel's initial Q2 2004 operating income guidance also includes approximately $4 million from the licensing joint venture with Sony for Spider-Man 2 movie-related consumer product merchandise.

Second quarter guidance includes roughly $16 million in net interest expense, which includes $4 million in interest expense, an early redemption premium of roughly $9 million, and $3 million of previously unamortized deferred debt costs.

Marvel cautions investors that inherent variability in the timing of license opportunities and entertainment events, the timing of their revenue recognition, and their relative success contributes to sequential and year-over-year variability in its interim financial results and could have a material impact on quarterly results as well as Marvel's ability to achieve the financial performance included in its financial guidance.


About Marvel Enterprises

With a library of over 4,700 proprietary characters, Marvel Enterprises, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused in three areas: entertainment (Marvel Studios) and licensing, comic book publishing and toys (Toy Biz). Marvel facilitates the creation of entertainment projects, including feature films, DVD/home video, video games and television based on its characters and also licenses its characters for use in a wide range of consumer products and services including apparel, collectibles, snack foods and promotions. Marvel's characters and plot lines are created by its comic book division which continues to expand its leadership position in the U.S. and worldwide while also serving as an invaluable source of intellectual property.

Except for any historical information that they contain, the statements in this news release regarding Marvel's plans are forward-looking statements that are subject to certain risks and uncertainties, including a decrease in the level of media exposure or popularity of Marvel's characters, financial difficulties of Marvel's major licensees, delays and cancellations of movies and television productions based on Marvel characters, poor performance of major movies based on Marvel characters, toy-production delays or shortfalls, continued concentration of toy retailers, toy inventory risk, significant appreciation of Chinese currency against other currencies and the imposition of quotas or tariffs on products manufactured in China. These and other risks and uncertainties are described in Marvel's filings with the Securities and Exchange Commission, including Marvel's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

                                                           - tables follow -


                            MARVEL ENTERPRISES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                            AND COMPREHENSIVE INCOME
                      (In thousands, except per share data)
                                   (unaudited)

                                                                Three Months
                                                               Ended March 31,
                                                              2004        2003
                                                              ----        ----
Net sales ................................................   $122,326   $ 87,377
Cost of sales ............................................     40,523     20,284
                                                             ========   ========
Gross profit .............................................     81,803     67,093
Operating expenses:
     Selling, general and administrative .................     32,145     16,359
     Depreciation and amortization .......................        745        843
                                                             ========   ========
     Total operating expenses ............................     32,891     17,202
Equity in net income of joint venture ....................      8,117      4,824
Other Income, net ........................................        272       --
                                                             ========   ========
Operating income .........................................     57,301     54,715
Interest expense, net ....................................      3,920      4,258
                                                             --------   --------
Income before income taxes ...............................     53,381     50,457
Income tax expense .......................................     22,111      8,236
                                                             --------   --------
Net income ...............................................     31,270     42,221
Less: preferred dividend requirement .....................       --        1,163
                                                             ========   ========
Net income attributable to common stock ..................     31,270     41,058
                                                             ========   ========

Basic earnings per share attributable to common stock ....   $   0.29   $   0.45
                                                             ========   ========
Weighted average number of basic shares outstanding ......    108,392     92,206
                                                             ========   ========

Diluted earnings per share attributable to common stock ..   $   0.27   $   0.38
                                                             ========   ========
Weighted average number of diluted shares outstanding ....    115,075    111,390
                                                             ========   ========

For further information contact:
Matt Finick                                          Richard Land, David Collins
Marvel Enterprises                                   Jaffoni & Collins
212/576-4035                                         212/835-8500
mfinick@marvel.com                                   mvl@jcir.com
                                                     ------------


                            Marvel Enterprises, Inc.
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                                                         March 31,      December 31,
                                                                                           2004             2003
                                                                                           ----             ----
                                                                                               (in thousands,
                                                                                             except share data)
ASSETS
Current assets:
  Cash and cash equivalents ..........................................................   $  61,403    $  32,562
  Certificates of deposit and commercial paper .......................................     230,155      214,457
  Accounts receivable, net ...........................................................      60,295       51,820
  Inventories, net ...................................................................      15,954       12,975
    Distribution receivable from joint venture, net ..................................       1,447        2,056
    Deferred income taxes, net .......................................................      18,197       18,197
  Deferred financing costs ...........................................................         667          667
  Prepaid expenses and other current assets ..........................................       1,249        2,273
                                                                                         ---------    ---------
        Total current assets .........................................................     389,367      335,007

Molds, tools and equipment, net ......................................................       5,513        5,811
Product and package design costs, net ................................................       1,488        1,433
Goodwill, net ........................................................................     341,708      341,708
Intangibles, net .....................................................................         283          335
Accounts receivable, non-current portion .............................................      38,438       26,437
Deferred  income taxes, net ..........................................................      20,387       28,246
Deferred financing costs .............................................................       2,613        2,779
Other assets .........................................................................          87          101
                                                                                         ---------    ---------
        Total assets .................................................................   $ 799,884    $ 741,857
                                                                                         ---------    ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ...................................................................      21,779       18,455
  Accrued royalties ..................................................................      42,170       32,936
  Accrued expenses and other current liabilities .....................................      42,790       30,654
  Administration expense claims payable ..............................................         619          788
  Unsecured creditors payable ........................................................       2,968        2,963
   Income taxes payable ..............................................................      16,758        4,705
    Deferred revenue .................................................................      18,705       30,308
                                                                                         ---------    ---------
        Total current liabilities ....................................................     145,789      120,809
Senior notes .........................................................................     150,962      150,962
Accrued rent .........................................................................         564          636
                                                                                         ---------    ---------
        Total liabilities ............................................................     297,315      272,407
                                                                                         ---------    ---------
8% cumulative convertible exchangeable redeemable preferred stock, $.01 par value,
75,000,000 shares authorized, none outstanding .......................................        --           --
                                                                                         ---------    ---------

Stockholders' equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued ...........        --           --
Common stock, $.01 par value, 250,000,000 shares authorized, 119,706,206 issued and
108,615,206 outstanding in 2003, and 120,050,890 issued and 108,959,890 outstanding in
2004 (1) .............................................................................       1,200        1,197
Deferred stock compensation ..........................................................      (7,515)      (4,857)
Additional paid-in capital ...........................................................     571,370      566,909
Accumulated deficit ..................................................................     (26,664)     (57,934)
Accumulated other comprehensive loss .................................................      (2,867)      (2,910)
                                                                                         ---------    ---------
        Total stockholders' equity before treasury stock .............................     535,524      502,405
Treasury stock, 11,091,000 shares ....................................................     (32,955)     (32,955)
                                                                                         ---------    ---------
        Total stockholders' equity ...................................................     502,569      469,450
                                                                                         ---------    ---------

        Total liabilities and stockholders' equity ...................................   $ 799,884    $ 741,857
                                                                                         ---------    ---------

(1) Share amounts have been adjusted for the March 2004 three-for-two split of the Company's common stock